Exhibit 5.1

Bank of America Tower 800 Capitol Street, Suite 2200 Houston, Texas 77002 713.354.4900

October 4, 2021

ExcelFin Acquisition Corp.
473 Jackson St., Suite 300
San Francisco, CA 94111

ExcelFin Acquisition Corp.
Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as counsel to ExcelFin Acquisition Corp., a Delaware corporation (the “Company”), in connection with the registration statement on Form S-1 filed with the Securities and Exchange Commission (the “Commission”) on October 4, 2021, and each amendment thereto (the “Registration Statement”), relating to the registration under the Securities Act of 1933, as amended (the “Securities Act”), of (a) units of the Company (the “Units”), each Unit consisting of one share of the Company’s Class A common stock, par value $0.0001 per share (“Common Stock”), and one-half of one redeemable warrant, where each whole warrant entitles the holder to purchase one share of Common Stock (the “Warrant(s)”), and (b) all the shares of Common Stock and all Warrants to be issued as part of the Units. The Units, and the shares of Common Stock and Warrants, in each case, included as part of the Units, are collectively referred to herein as the “Securities,” which term shall include any additional Securities registered in reliance on Securities Act Rule 462(b)), to be sold pursuant to an underwriting agreement to be entered into by and among the Company and the underwriters named therein (the “Underwriting Agreement”). This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act. The offering of the Units will be as set forth in the prospectus forming part of the Registration Statement (the “Prospectus”).

For the purposes of this opinion letter, we have assumed:

(a)	The genuineness of all signatures.

(b)	The authenticity of the originals of the documents submitted to us.

(c)	The conformity to authentic originals of any documents submitted to us as copies.

SHEARMAN.COM
Shearman & Sterling LLP is a limited liability partnership organized in the United States under the laws of the state of Delaware, which laws limit the personal liability of partners.

(d)	As to matters of fact, the truthfulness of the representations made in certificates of public officials and officers of the Company.

We have not independently established the validity of the foregoing assumptions.

Based upon the foregoing and upon such other investigation as we have deemed necessary and subject to the qualifications set forth below, we are of the opinion that:

1.            When the Units are delivered by the Company in accordance with the Underwriting Agreement upon payment of the agreed upon consideration therefor, the issue and sales of the Units will have been duly authorized by all necessary corporate action of the Company, and the Units will be the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

2.            When the Units are delivered by the Company in accordance with the Underwriting Agreement upon payment of the agreed upon consideration therefor, the issue and sale of the shares of Common Stock will have been duly authorized by all necessary corporate action of the Company, and the shares of Common Stock will be validly issued, fully paid and non-assessable. In rendering the foregoing opinion, we have assumed that the Company will comply with all applicable notice requirements regarding uncertificated shares provided in the General Corporation Law of the State of Delaware (“DGCL”).

3.            When the Units are delivered by the Company in accordance with the Underwriting Agreement upon payment of the agreed upon consideration therefor, the Warrants included in such Units will be the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

Our opinions expressed above are subject to the following qualifications:

(a)	Our opinions in paragraphs (1) and (3) above are subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally (including without limitation all laws relating to fraudulent transfers) and possible judicial action giving effect to governmental actions or foreign laws affecting warrant holders’ rights.

(b)	Our opinions in paragraphs (1) and (3) above are also subject to the effect of general principles of equity, including without limitation concepts of materiality, reasonableness, good faith and fair dealing (regardless of whether considered in a proceeding in equity or at law).

(c)	Our opinions are limited to (i) the internal laws of the State of New York and (ii) DGCL and we do not express any opinion herein concerning any other law.

This opinion letter is provided solely in connection with the offering of the Units pursuant to the Registration Statement and is not to be relied upon for any other purpose.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the use of our name therein and in the Prospectus under the caption “Legal Matters.” In giving this consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Shearman & Sterling LLP